Exhibit 10.04

AGREEMENT

By and between MAROFRAMA S.A., with its principal place of business at Av. Córdoba No. 1886, 12th floor, office “B”, C1055AAU, Ciudad Autónoma Buenos Aires, herein represented by Mr. Alejo Ferrari, DNI No. 16.899.839, as the Attorney, with sufficient authority to enter into this agreement, according to the General full power-of-attorney granted on October 14, 2009, through the Deed No. 207, Page 379, before the clerk Juan M. Garcia Migliaro, notary public registered with Registry No. 10 of the District of San Martin, on the one part (hereinafter “Lessor” or “MAROFRAMA”) and NS3 INTERNET S.A., headquartered at SUIPACHA 1111, 11th FLOOR of Ciudad Autônoma de Buenos Aires, herein represented by Mr. Alberto Martin Calvo, DNI 20.416.421, as the Chief Executive Officer, with sufficient authority (hereinafter the “Lessee” or “NS3”), on the other part (hereinafter jointly referred to as the “Parties” and severally as the “Party”), and:

WHEREAS:

1.	The Lessor is the owner of a property located in the Garin, Partido de Escobar, Provincia de Buenos Aires, which Registry Nomenclature is District IX – Portion: 1388 BE – Domain Registration: Property Registration No. 42591, registered on January 26, 2011, Escobar (118)

2.	Currently the PROPERTY is a plot of land on which the Lessor is building a facility, hereinafter the CONSTRUCTION, which characteristics and details are mentioned in the next item;

3.	The Lessor, a company engaged in the storage of sports and leisure products for retail sale through the e-commerce channel, is interested in renting the property which the characteristics of the CONSTRUCTION that is being built, which consists of a concrete precast framework of 6,050 m2 and administrative offices and dressing rooms with 420 m2 (hereinafter the “PROPERTY”) and the Lessor will make it available for lease when said construction is completed;

The Parties agree to enter into this agreement (hereinafter the “Agreement” or “AGREEMENT”), subject to the following clauses and conditions:

FIRST: Purpose.

The purpose of the Agreement is: (i) the Lessor’s commitment to perform in the Property, at its sole cost and charge, a work consistent with the construction of a office building and warehouse, in compliance with the project technical specifications prepared by the Lessee and delivered to the Lessor, included in Exhibit 1 that is an integral part of the Agreement (hereinafter, the Construction) and other supplementary instructions that may arise from the construction management; (ii) the delivery for lease by the Lessor to the Lessee of the Property together with the building corresponding to the Construction for the price and term established set forth in the Agreement, on the date agreed upon; (iii) the Lessee’s commitment to receive the tenancy of the Property with the Construction and to start, as the lessee, paying for the rental fee established herein as from the delivery of the Property and the Construction, as well as the other items resulting from the lease.

TWO: Construction.

2.1.	The Parties express that, due to the Lessee’s interest and operating and commercial requirements, both Parties agreed with the preparation and development of a project corresponding to the Construction, included as Exhibit 1 to this Agreement, as mentioned above.

2.2.	The Lessor undertakes to carry out the Construction work at its sole cost and charge on the Property, in compliance with the scope and technical specifications detailed in Exhibit 1 and the provisions of Section Three, paragraph 3.2. hereof. The Construction tasks to be performed by the Lessor under its responsibility shall be, on an excluding basis, only those arising from said Exhibit, without prejudice to the provisions referring to construction management in previous paragraphs.

2.3.	The delivery date of the warehouse shall be March 1, 2014; the delivery date of the offices shall be April 1, 2014. The delivery date of the complete CONSTRUCTION, i.e., warehouse and offices, pursuant to the established terms and conditions, shall be no later than April 1, 2014, hereinafter the “Delivery Date”. The days in which construction tasks are performed due to possible rainy days, and that affect directly their performance, shall be considered an extension of the CONSTRUCTION Delivery Date. Rainy days shall be notified to the Lessee by a reliable means.

2.4.	If for any reason (including rainy days and Force Majeure), the Lessor fails to deliver the CONSTRUCTION works (i.e. warehouse and offices) on April 15, the Lessee may terminate this agreement with no penalty, being entitled to the refund of the amount delivered as a security deposit (see section 10.2).

2.5.	The Lessee shall be solely liable for all expenses and costs generated by the Construction, in compliance with the scope and technical specifications of Exhibit 1. The management, administrative procedures, authorizations, licenses and permits, as well as the obtainment of certificates of works and facilities related to the Construction according to its purposes.

2.6.	At the end of the lease, for any reason whatsoever, the building built in the Construction on the Property, as well as the other improvements made on it by the Lessee with the written consent of the Lessor, shall be shall inure to the sole benefit of the Lessor, and the Lessee shall have no right to a claim, withholding or indemnity. Accordingly, the Parties agree that every furniture items, all types of machines specific of the Lessee’s business activities, racks, the photographic studio, any removable office l added by the Lessee, etc., shall not be considered improvements and, therefore, shall be the Lessee’s property – and the Lessor have no right to them.

THREE: Delivery of the Construction.

3.1.	The Lessor shall deliver to the Lessee the tenancy of the Property together with the Construction completed in accordance with the scope and technical specifications of Attachment 1, no later than the Delivery Date or its extension pursuant to Section Two, paragraphs 2.3 and 2.4, and/or Section Three, paragraph 3.2. At the time of the delivery, the respective Provisional Commissioning Instrument shall be drawn up, which shall record the commissioning by the Lessee, mentioning the date, time and status of the delivery and the missing tasks and defects to be corrected within the warranty period established at thirty (30) days from the execution of the Provisional Commissioning Instrument. The completion of the pending tasks shall be verified at the end of the warranty period and, if they have been completed, the Final Commissioning Instrument shall be then executed.

3.2.	The Parties agree that the Delivery Date shall be automatically postponed by extending the conformity period as set forth in Section Two, Paragraph 2.3 and/or due to Force Majeure. For the purposes hereof, Force Majeure shall be understood as any event of circumstance of third parties that unavoidably prevents or interrupt all tasks in charge of the Lessor the meet the deadline established as the Delivery Date, such as wars; floods; sabotages; incapacity to obtain fuels, energy or essential input, strike or full or partial stoppage of the construction union that are unrelated to causes attributable to the Lessor, bad weather that prevent the performance of third parties’ tasks or actions or any other cause beyond the reasonable control of the Lessor. The Lessor shall be exempt from the performance of the Agreement while and to the extent that it is prevented from performing [its tasks] due to one or more of said reasons. The performance of the Agreement shall be resumed as soon as possible, after said incapacity has been ceased. In no event whatsoever shall the Lessor be liable for the damages or losses resulting from the delay cause by Force Majeure or extension of the aforementioned period.

3.3.	All work related to the Construction not contemplated in this Agreement or in Exhibit 1 shall be deemed additional work. Additional Construction work and respective prices shall be agreed upon in advance by the Parties.

3.4.	Coexistence Period: The Lessee may work in the property at no cost in the two months prior to the Commissioning Date agreed upon, i.e., as from February 15, 2014, with the purpose of performing all tasks required for the preparations of the warehouse and offices.

FOUR: Terms of the Agreement

4.1.	This Agreement shall be in full force as from its execution date. Without prejudice to this, the term of the lease itself as from the delivery of the Construction shall by thirty six (36) running months counted from the Delivery Date. Upon expiration of said term, the term of effectiveness of the Lease may be extended for two consecutive periods of thirty six (36) months at the discretion of the Lessee and upon prior written notice to the Lessor ninety (90) days before the expiration of the corresponding period. For subsequent periods, the original term of the lease, the Parties shall establish the price of the rental fee in accordance with the provisions hereof. To grant the option of extending the Lease, the Lessee shall keep up with the compliance with all obligations resulting hereof.

4.2.	In the event the Lessee fails to return the leased Property on the expiration date of the agreed term or on the expiration date of the extension, should it occur, or on the corresponding date should this Agreement be terminated in advance for any reason, the Lessee should pay the Lessee, in addition to any corresponding rental fee, fifty per cent (50%) per day of the rental fee calculated with a monthly basis of 30 days (i.e., the daily amount payable shall be calculated as follows: monthly rental / 30 x 50 / 100) as arrears interest, from the arrears date to the date of the effective delivery, without prejudice to the Lessee’s obligation of paying the rental fees that will continue to accrue, and this shall not imply any automatic renewal of this Agreement.

FIVE: Lease Commitment and Commissioning of the Property with its Construction

5.1.	Just as the Lessor undertakes to carry out the Construction for the Lessee, the latter irrevocably undertakes to receive the Construction and to occupy the property, effectively starting the Lease arising from this Agreement.

SIX: Rental Fee

6.1.	The total rental feed amounts to FOURTEEN MILLION, ONE HUNDRED AND TWENTY ONE THOUSAND, TWO HUNDRED AND TWENTY FIVE PESOS ($14,121,225), payable as follows: The amount of TWO HUNDRED AND SIXTY THOUSAND, ONE) HUNDRED AND FIFTY PESOS ($260,150) plus monthly VAT for the first month, i.e., March 2014. The amount of TWO HUNDRED AND EIGHTY NINE THOUSAND, FIVE HUNDRED AND FIFTY PESOS ($289,550) plus monthly VAT for the months of April 2014 and May 2014, the amount of THREE HUNDRED AND SIX THOUSAND, NINE HUNDRED AND TWENTY SIX ($306,926) plus monthly VAT for June 2014, July 2014 and August 2014, the amount of THREE HUNDRED AND TWENTY FOUR THOUSAND, TWO HUNDRED AND NINETY SIX PESOS ($324,296) plus monthly VAT for September 2014 to August 2015, the amount of $ THREE HUNDRED AND SIXTY THREE THOUSAND, TWO HUNDRED AND ELEVEN PESOS ($363,211) plus monthly VAT for March 2015 to August 2015, the amount of FOUR HUNDRED AND SIX THOUSAND SEVEN HUNDRED AND NINETY SIX PESOS ($406,796) plus monthly VAT for the months of September 2015 to February 2016, the amount of FOUR HUNDRED AND FIFTY FIVE THOUSAND AND SIX HUNDRED AND TWELVE PESOS ($455,612) plus monthly VAT for the months of March 2016 to August 2016 and the amount of FIVE HUNDRED AND TEN THOUSAND AND TWO HUNDRED AND EIGHTY SIX PESOS ($510,286) plus monthly VAT for the months from September 2016 to February 2017.

6.2.	The maturity of the monthly bill will be on the 10th of each month or on the first subsequent business day. The bill shall be sent in advance by email to the Lessee 7 days before maturity.

6.3.	Any of the PARTIES that considers, after the completion of the three first months of effectiveness of the AGREEMENT, that there is a substantial price difference between the rental fee then in effect and the one it considers, at its sole discretion, as Market Value of the PROPERTY, may ask the other one the equitable review of the monthly rental fee, subject to the principle of good faith in business (hereinafter, the “REVIEW PROCESS”).

THE REVIEW PROCESS shall start by unilateral decision, pursuant to the previous paragraph, on the day the party that disagrees with the price in effect notifies the other in this regard by a reliable means.

THE REVIEW PROCESS shall be governed by the following conditions, being clear that all terms refer to “running days”.

a)	Within the first thirty (30) days, the LESSOR and LESSEE will try to reach an agreement privately to establish the new rental fee according to market values.

b)	After the term mentioned in a) no agreement is reached, they will adopt the following procedure:

(i)	Each party shall appoint a real estate agent of renown path in commercial rentals, such as: Agustin Mieres Negocios Inmobiliarios, L.J.Ramos SA, Toribio Achaval S.A., Achaval Cornejo y Cia., Mieres SA., Castro Cranwell Weiss S.A., Rubica Inmobiliaria S.A., and both real estate agents, after five (5) days of the appointment, shall jointly appoint a third real estate agent. Each agent shall submit to one of the parties the rental fee for the new period within fifteen (15) running days after the notice, informing its evaluation to both parties in writing and on a reliable basis. The new rental fee shall be the result of the average valuation made by the three real estate agents (the New Price).

(ii)	Each party shall pay the possible fees of the company it appointed, also assuming half f the cost of the third company’s task.

c)	The price of the rental established according to the REVIEW PROCESS shall retroact to the time the process began, i.e., as from the first notice requesting the review. Accordingly, the parties will restate the amounts that accrued before completing the agreement, preparing and applicable credit and debit notes. Completion date shall be understood, for the case of intervention of the real estate brokers, that in which the last notice about the transaction between the PARTIES was given.

d)	A new REVISION PROCESS may be conducted six (6) months after the formalization of the previous one.

e)	Pursuant to the time and format of the terms and conditions set forth in said REVIEW PROCESS, should there be a serious noncompliance and the other party may summon the noncompliant part to start it within 48 hours.

6.4.	The payment of the Rental Fee and the payment obligations of the Lessee shall constitute a full and indivisible performance obligation, and no installment payment, discounts or deduction of any type whatsoever shall be accepted, except upon express consent of the Lessor. The payment shall not be full if, together with principal, all corresponding interest and/or penalties, as well as all the other items attributable to the Lessee, have not been paid.

6.5.	The obligation to pay the Rental Fee shall go into effect as from the Delivery Date of the Property, pursuant to Section Two, paragraphs 2.3 and/or Section Three, paragraph 3.2.

6.6.	The payment evidence of one period does not imply the payment of the previous ones. All receipts issued by the Lessor, and/one the one acting on its behalf, contain the implied reference to the interest reserve, pursuant to article 624 of the Civil Code, even when said reserve is not expressly mentioned in the wording of the receipt.

6.7.	The bills issued by the Lessor related to this Agreement shall be paid by the Lessee in Pesos.

6.8.	In case of arrears interest on payment of the monthly rental fee, which shall be automatically produced, with no need of any notice, the Lessee shall pay the Lessor a daily fine equivalent to the sum of: (i) compensatory interest calculated based on the daily Discount Rate in effect of the Banco de la Nación Argentina, plus: (ii) punitive interest computed as fifty per cent (50%) daily for any rental fee calculated for a monthly basis of 30 days (i.e., the daily amount to be paid shall be calculated as follows: Monthly rental fee /30 x 50 /100), since the arrears date up to the effective payment, which shall be paid together with any late rental fee; all this without prejudice to the Lessors’ right to declare this Agreement terminated in case of nonpayment of the rental fee for two consecutive months (pursuant to Section 9.1), pursuant to the wording of articles 1507 and 1579 of the Civil Code and 5 of law 23.091, and to file for the corresponding proceedings to obtain the eviction and collection of all items due plus losses and consequential damages.

SEVEN: Designation – Authorization

7.1.	The Property contemplated in the Agreement, together with the Constructions made, shall be designated by the Lessee, on a continuous and uninterruptedly basis, for the storage of sports and leisure products for retail sale and commercial and administrative buildings through the e-commerce channel. Accordingly, the Lessee shall not change, in any way whatsoever, the activity to be performed in the Property contemplated in the lease.

7.2.	The Lessor represents that all services of the Property are current, free from debts, with respective blueprints and measurements recorded, approved and in effect.

7.3.	The Lessor shall deliver the Lessee, within 5 days after its request, all elements that as the owner of the Property it should have in its hands, and that are required to conduct the proper arrangements to obtain said authorization, in accordance with the requirements of the Municipality of Escobar, except for those specific of the activity to be performed by the Lessee. It is hereby agreed that in case the Lessee cannot obtain the corresponding local authorization due to causes no attributable to it or to the Lessor with the 180 running days counted from the Delivery Date, this Agreement shall be void, and the parties shall have nothing to claim from each other. If the authorization is not obtained for reasons attributable to the Lessor (fail to deliver the approved blueprints, documentation required for the property, nonconformity in construction with the building facilities and infrastructure mentioned in Exhibit 1) the Lessee may terminate the Agreement and claim the return of all amounts paid by virtue hereof and may file lawsuits to receive an extraordinary compensation for damages.

7.4.	The Lessor shall be fully responsible for the compliance with the sanitary, local, state, construction, police, mandatory and other rules that may be applicable due to the designation hereby agreed upon, being also liable for the management, obtainment, and maintenance in full effect during the whole term of this rental relationship, of all commercial or other authorizations, permits and/or licenses application due to said destination and of all elements supplementary to the Construction that may be installed, such as bridges, cranes, etc. The Lessee hereby exempts the Lessor from all types of responsibility, being expressly established that the Lessor does not guarantee the obtainment – nor the subsequent maintenance – of all applicable authorizations, permits and/or licenses, and the Lessee undertakes to hold the Lessee harmless from any type of claim that the Lessor may receive from government authorities or third parties in this regard.

EIGHT: Obligations of the Lessee.

In addition to all those one attributable thereto by virtue of the other sections or rules applicable to this Agreement, the Lessee expressly assumes the following obligations as from the delivery of the Property with the Construction: a) to make, at its sole expenses, all repairs and costs required to maintain and preserve the leased Property in good condition, and not make any improvements or changes without the written authorization of the Lessor, and all those that the Lessee makes to the benefit of the Lessor, and the Lessee shall have no right to claim and/or be indemnified for them, in compliance with the express provisions of the sections herein. The Lessor shall not reject the improvements the Lessee wants to carry out in the Property with no grounds, so as not to impair the Lessee’s activities; b) to punctually pay all taxes, fees, contributions and services that encumber, or may encumber the leased Property in the future, such as property and Municipality tax; c) to punctually pay for the water, gas, electricity and other utilities related to the Property, and to deliver to the Lessor the respective evidences of payment or their copies – as applicable – within five (5) days from the Lessor’s request; d) to maintain all respective gas, electricity, water and other utilities that may be installed connected and operating and to pay for all reconnection costs, and respective fines for the services that are cut, interrupted or cancelled due to lack of payment or any other cause attributable to the Lessee; e) to pay all taxes, fees and contributions that encumber or may encumber the activity that the Lessee will perform in the leased Property, and to manage all authorizations, licenses and permits required for the agreed upon designation, assuming full responsibility for noncompliance with the rules applicable thereto; f) do not introduce in the leased Property animals or elements of any type that may cause losses or hazards to the leased Property or persons; g) to pay the value added tax, or any other similar tax, that encumber the rental fees corresponding to this Agreement, except for the stamp of this Agreement, which shall be shared between the Parties; h) to purchase, at its sole charge and cost, the following insurance: h.1) an insurance that covers, during the whole term of the lease Agreement and until the effective return, the leased Property against all risks that may affect it, including fire. The insured amount shall be informed in writing, through a reliable means, by the Lessee to the Lessor, and this amount shall be reasonable and subject to the approval of the Insurance Company; h.2) a civil liability insurance that covers all damages that third parties (either customers of the Lessee or not) and/or its assets may face due to circumstances linked to the use or destination of the leased Property and/or actions of third parties and/or Acts of God that affect the leased Property.

NINE: Noncompliance by the Lessee.

9.1.	The Lessee’s delay in the compliance with any obligations assumed by virtue of this Agreement (except for lack of payment of rental fees, as mentioned below in this paragraph 9.1) shall authorize the Lessor to consider it terminated, with a prior notice by a reliable means to the Lessee to comply with the non-fulfilled obligation within twenty (20) days, with no need of judicial notice, and for this effect only the expression of will by the Lessor shall be sufficient, and to start the due proceedings for eviction and collection of the items due plus losses and consequential damages. Particularly, the lack of payment of two (2) consecutive months of rental fee shall authorize the Lessor to consider the Agreement terminated with no need of prior notice and to file for the corresponding proceedings to obtain the eviction and collection of all items due plus losses and consequential damages.

9.2.	All the provisions of this section are without prejudice to the other rights that the law or this Agreement confer to the Lessor in case of noncompliance by the Lessee, contemplating the express possibility of requiring the performance of the Agreement plus damages and losses caused.

9.3.	The Lessee’s delay in the compliance with the obligations under its responsibility shall produce, on an automatic basis and for all legal effects by mere noncompliance, a prior notice that should be forwarded in the same aforementioned way. However, if possible, as the case may be, the Lessor may cause the end of the noncompliance by performing, by itself or third parties, with charges to the Lessee, the actions omitted by the latter and that caused the delay (article 505 item 2 of the Civil Code).

9.4.	In case of termination, the Lessor may also require the payment of all items owed by the Lessee until the effective and full return of the Property to the full satisfaction of the Lessor. While the effective and full return of the Property to the full satisfaction of the Lessor is not carried out, all the other Lessee’s obligations of paying cash amounts to the Lessor shall continue in full force and effectiveness, with the accretion of interest, fines, charges and penalties accrued up to the date of its full and absolute cancellation.

9.5.	The closing of the Property and/or its building by order of a proper authority, for any reason or motive that effectively refers to said authority (except if that closing is caused by any action or act attributable to the Lessor) does not exempt in any way whatsoever the Lessee from the payment of the Rental Fee and all the other obligations.

TEN: Surety Insurance. Security Deposit.

10.1.	The guarantee the faithful compliance with this Agreement, the Lessee undertakes to take out, in favor of the Lessor and for the full term of the lease, surety insurance in a prime insurance company and the original certificate shall be delivered upon issuance to the Lessor. The surety insurance shall guarantee the Lessor, as the beneficiary, the fulfillment of the rental fee payment obligation by the Lessee arising from this Agreement.

10.2.	The Lessor receives from the Lessee the amount of FIVE HUNDRED AND SEVENTY NINE THOUSAND AND ONE HUNDRED PESOS ($579,100) to be invested in the constitution of the security deposit for this Agreement, and this shall work as a sufficient receipt and evidence of payment. The amount of the security deposit shall not give rise to or accrue any interest. However, the Lessor is authorized to cancel with the deposit any debt for fees, taxes or services under the responsibility of the Lessee and that remain unpaid at the termination of the Agreement.

The security deposit shall be returned to the Lessee in Pesos based on the double of the last rental fee paid at the expiration or termination of the agreement, as the case may be, and after the PROPERTY is fully vacant at the full satisfaction of the Lessor, and prior deductions applicable due to the provisions hereof.

ELEVEN: Prohibition of assignment, transfer and/or sublease

11.1.	The Lessee is expressly forbidden from assigning or transferring in any way whatsoever, either in full or in part, the Agreement or the rights and obligations arising therefrom, be it on a chargeable or free basis, as well as offering the Property on free lease either totally or partially or assigning or attributing to any type of company the rights and obligations arising from this Agreement, under no legal method, without the prior written consent of the Lessor, which shall not be denied without a reasonable ground. The exception to this general prohibition is the case in which the third party is a company related or linked in any way to the Economic Business Group of the Lessee. The Lessee irrevocably waives the exercise of the right that may be granted by article 1.598 of the Civil Code or a similar rule.

11.2.	The violation of the provisions of this section by the Lessee shall not be challenged by the Lessor, and authorizes the latter to consider this Agreement legally terminated and to demand the eviction and return of the property fully vacant, as all as indemnity for the corresponding damages or losses and the application of penal clause agreed upon herein.

TWELVE: Representations.

12.1.	Lessor’s Reserve to Assign the Agreement. The Lessor expressly reserves the right to assign to third parties, under the legal method that it considers the most appropriate to its interests, either if those third parties are related or not to the Lessor, either totally or partially, the corresponding rights and obligations it holds under this Agreement, and for such effect the simple subsequent communication to the Lessee or its co-obligors at the domiciles established in the Agreement regarding the performance of this assignment, the identification and domicile of the assignee shall be sufficient. The Lessor and Insurer expressly waive any opposition regarding the consummation of the assignment, its method or the assignee.

12.2.	Lessee’s Preemptive Right. The Lessor hereby acknowledges, in favor of the Lessee, the preemptive right for the purchase of the Property or the Construction, over any third party interested in acquiring it in the event the Lessor decides to offer it for sale. Accordingly, it is mutually agreed upon that if the Lessor decides to sell the Property or receives an offer for it from any third party, within five (5) days after the decision to sell or receipt of the offer, it shall inform the Lessee, through a reliable means, the specific conditions of the transaction, mentioning the date, deadlines, price, financing, if any, and other details, so that the Lessee can, within thirty (30) days, also in writing and through a reliable means, if it will make use of its preemptive right. If the Lessee does not respond within this period, it shall be understood that the Lessee shall not exercise its preemptive right. If, on the other hand, the Lessee expresses that it will exercise its preemptive right, it shall have a privilege to consummate the transaction in its favor in conditions equal to those offered by possible third parties, or in the conditions agreed with the Lessor in case the latter decides to put the Property on sale upon no concrete offer and the Lessee decides to purchase that Property.

THIRTEEN: Early termination.

The Parties agree that, for the purpose of the exercise by the Lessee, of the right to terminate the lease earlier, as acknowledged by Article 8 of the Law of Urban Leases, the beginning of the lease proper shall be computed as starting in the effective Delivery Date.

FOURTEEN: Domiciles.

For all judicial and/or extrajudicial effects arising from this Agreement, the Parties establish their domiciles in the places identified in the preamble, where all notices delivered shall be valid, except if they are changed upon written notice delivered through a reliable means.

FIFTEEN: Jurisdiction, Stamp Duty.

16.1.	Jurisdiction. Arbitration. In the event of a dispute resulting from this Agreement, the Parties agree to extend the jurisdiction in favor of the Commerce Exchange Arbitral Court of the Federal Capital of the Argentine Republic, which shall apply the corresponding arbitration rules, and the Parties shall expressly waive another applicable venue or jurisdiction.

16.2.	Stamp Duty. The Parties also agree that they shall assume in equal parts the amount corresponding to the Stamp Duty.

In witness whereof, they execute two (2) counterparties of same content for only one effect, in the City of Buenos Aires, Argentine Republic, on December 19, 2013.

/S/ ALEJO P. FERRARI	/S/ ALBERTO CALVO
Alejo P. Ferrari	Alberto Calvo
DNI 16.899.839	DNI 20.416.421

EXHIBIT 1

Improvements the LESSEE will make on its own account, cost, and order.

Technical specifications and delivery terms.

Warehouse: (see attached sketch and blueprints)

. Total surface is approximately 6,050 m2 (55 meters x 110 meters).

. The building system is Pre-Stressed Concrete Precast Framework, 1 line of columns each 10 meters and concrete beams of 27.5 meters of light, lateral (internal) enclosure in cement brick of 3.5 m height with grooved sheet to the roof.

. The top cover will be of precast panels with dormers in polycarbonate for tunnel vault system.

. The nave height is 10.00 meters free under beam (+ 1.45m)

www.pretensa.com.br

Floor

. The floor inside the plant will be carried out by Bautec company. It will be carried out in concrete H30 of 16 cm thickness with steel mesh. Finishing of floor with metal hardener not mechanically smoothed.

Boards between 1,000 m2 and 2,000 m2 without intermediate joints.

www.bautec.sa.com

Gates and Accesses to the Warehouse

. 1 Entrance for trucks with curtain of 5 meters high.

. 6 loading docks with hydraulic leveler.

. All accesses with eaves in the loading area.

. 2 doors for pedestrian access in the front of the building (1 emergency door).

. 2 entrance/exit doors/gates in the back of the building.

. Fire doors with panic bar to be installed in different areas of the building.

Drains

. The ceilings will have a drain system with piping and canalization with the respective inspection chambers.

Indoor Lighting

. The building indoor lighting will have lighting fixtures with normalized industrial lampshades containing halogenated mercury devices of 400W in free areas and 250W in areas affected by the picking racks.

Layout to be agreed between the parties.

Electrical Installations and Facilities

. The building will be delivered with complete electrical installations, fit for consumption in tariff 2. Adaptations required for the productive activity shall be borne by the tenant.

. The building will have an open tray piping system that will permit quick installation of additional networks, if so required.

Fire Protection System

. A fire protection system will be built with sprinklers on the roof of the shed with the corresponding cistern, pump room, in compliance with the local standard and regulation.

. 1 complete hydrant outside the shed

. 4 complete hydrants inside the shed.

. It does not include smoke detectors or alarm systems.

. Sprinklers and location of hydrants in accordance with the attached layout (Fire load)

Offices and Locker Rooms

400 m2 in total (20 x 10 x 2 plants).

Surfaces may vary minimally due to the modulation of the precast boards.

Building in PB and PA outside the warehouse structure.

Pursuant to the Attached Layout

PB: 200 m2 [Reception + Meeting Room + Call Center Office + Eating Area + Cafeteria + Locker Rooms + Bathrooms]

PA: 200 m2 [3 Meeting Rooms + Datacenter + Bathrooms + Eating Area + Offices]

Internal partitions of the offices will be in Durlock, glass or similar material.

Access to the second floor by stairway. Free height from floor to ceiling 3.40m.

The external façade will have a glass line of 1 meter height on the complete front and on the sides of the PB and PA (the right side of building will be blind in the PB).

Carpentry in PVC with fixed and sliding panels (movable).

All buildings will have suspended ceiling and lighting.

Installation of self-standing PVC tri-ducts, installed in the thickness of subfloors and floors, their location and setting-up will be considered according to the company’s needs.

It does not include furniture.

Entry Control:

Approx. 20 m2

Installation with private sanitary services, sanitary services for trucker drivers in waiting time, and control and documentation room of access of trucks, private and staff vehicles.

Maneuvering Yard and Parking Area

Concrete internal maneuvering yard in front of the shed of approx. 55 m x 35 m (1,925 m2) for maneuvers of trucks up to 28 ton of net load capacity.

Parking area for light vehicles at the outer front.

Six roofed parking spaces with located in front of the offices.

Supplementary Works:

Water Supply: Drilling and installation of a submersible pump will be made.

Outside Enclosure: Perimeter Olympic fence on the front and side.

Precast wall at the back.

Gardening: All open inside and outside spaces of yards, pathways and buildings will be landscaped with trees and grass adequate for the region.

Air-Conditioning (AA): Includes drains and air-conditioning units Split according to the AA Layout (to be confirmed)

It does not include AA equipment.

Server: not included in the proposal.

Security System: not included in the proposal.

Data and Telephone System: not included in the proposal.

Floating Floor: not included in the proposal.

Corporate Signboard: not included in the proposal.